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                               HARTFORD HLS FUNDS
                          CLASS IA AND CLASS IB SHARES
                  PROSPECTUS SUPPLEMENT DATED NOVEMBER 9, 2001

This supplement updates the prospectuses dated May 1, 2001 and is in addition to the supplement dated October 1, 2001.
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       Changes in the Investment Strategy of the Hartford Value HLS Fund
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The following replaces the information in the first paragraph under the heading
"Investment Strategy" on page 38 of the Class IA Hartford HLS Funds prospectus and on page 38 of the Class IB Hartford HLS Funds prospectus.

INVESTMENT STRATEGY. Under normal circumstances, the fund invests at least 80% of its total assets in equity securities of companies with market capitalizations of at least $3 billion. The fund may invest up to 20% of its total assets in securities of foreign issuers.